As filed with the Securities and Exchange Commission on August 17, 2020

Registration No. 333-221193

Registration No. 333-223429

Registration No. 333-230025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-221193

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-223429

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-230025

Under

The Securities Act of 1933

FORESCOUT TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0406800 (I.R.S. Employer Identification Number)

190 West Tasman Drive
San Jose, California 95134

(Address of principal executive offices, including zip code)

2017 Equity Incentive Plan
2017 Employee Stock Purchase Plan
2000 Stock Option and Incentive Plan

(Full title of the plan)

Michael DeCesare

Chief Executive Officer and President
ForeScout Technologies, Inc.
190 West Tasman Drive

San Jose, California 95134
(408) 213-3191
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Amanda McGrady Morrison Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000

Darren J. Milliken
Senior Vice President, General Counsel,
Corporate Secretary, and
Corporate Compliance Officer
ForeScout Technologies, Inc.
190 West Tasman Drive
San Jose, California 95134
(408) 213-3191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ Do not check if a smaller reporting company	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Forescout Technologies, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•             Registration Statement on Form S-8 (File No. 333-221193), filed with the SEC on October 27, 2017, pertaining to the registration of 3,800,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Registrant’s 2017 Equity Incentive Plan, 800,000 Shares reserved for issuance pursuant to the Registrant’s 2017 Employee Stock Purchase Plan, 9,386,395 Shares reserved for issuance pursuant to equity awards outstanding under the Registrant’s 2000 Stock Option and Incentive Plan and 4,835,478 Shares reserved for issuance pursuant to restricted stock units awards outstanding under the Registrant’s 2000 Stock Option and Incentive Plan;

•             Registration Statement on Form S-8 (File No. 333-223429), filed with the SEC on March 2, 2018, pertaining to the registration of 1,906,097 Shares reserved for issuance pursuant to the Registrant’s 2017 Equity Incentive Plan and 381,219 Shares reserved for issuance pursuant to the Registrant’s 2017 Employee Stock Purchase Plan; and

•             Registration Statement on Form S-8 (File No. 333-230025), filed with the SEC on March 1, 2019, pertaining to the registration of 2,170,170 Shares reserved for issuance pursuant to the Registrant’s 2017 Equity Incentive Plan and 434,034 Shares reserved for issuance pursuant to the Registrant’s 2017 Employee Stock Purchase Plan.

On August 17, 2020, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 15, 2020 (the “Merger Agreement”), by and among the Registrant, Ferrari Group Holdings, L.P., a Delaware limited partnership (“Parent”), and Ferrari Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as an indirect wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining Shares registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares of the Registrant registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 17, 2020.

FORESCOUT TECHNOLOGIES, INC.

By:	/s/ Michael DeCesare
Michael DeCesare
Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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